SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14C INFORMATION
                    Information Statement Pursuant to Section
                  14(c) of the Securities Exchange Act of 1934


Check the appropriate box:

|X|   Preliminary Information Statement.

|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14c-5(d)(2).

|_|   Definitive Information Statement

                          Commission File No. 000-30294
                                              ---------

                               DIALOG GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


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

                                Dialog Group, Inc
                                -----------------

                            Notice of Annual Meeting

                    10:00 O'clock AM, Wednesday July 12, 2006
                    -----------------------------------------

      Please take notice that the Annual Meeting of the holders of the Common Stock the Class B and B-1, and Class E Preferred Stock of Dialog Group, Inc, (the "Company") shall be held at the Offices of the Company 257 Park Avenue South, 12th Floor New York, New York 10010 at ten o'clock, AM on the 12th day of July 2006 to consider all of the following:

      1.    Election of four Directors for a term of one year.
      2.    Authorize a consolidation of the Company's Common Stock.
      3. Decrease of the authorized number of shares of Common Stock to 75,000,000.
      4.    Approval of amendments to the Class E Preferred Stock Designation.
      5.    Approval of Amendments to the 2002 Employee Stock Option Plan.
      6.    Any other business as may properly come before the meeting.

      No proxies will be solicited by the Company's management in connection with this meeting.

                                        Respectfully submitted,

                                        /s/ Mark Alan Siegel
                                        Secretary of the Company

                               Dialog Group, Inc.

                         ------------------------------
                              INFORMATION STATEMENT
                         Annual Meeting of Stockholders
                           to be held July 12th, 2006
                         ------------------------------

This Information Statement is furnished by Dialog Group, Inc. (the "Company") in connection with the Company's Annual Meeting of Stockholders to be held on July 12, 2006 at 10:00 A.M. at the Company's offices, 257 Park Avenue South (Twelfth Floor Conference Room), New York, New York. This Information Statement was first mailed to holders of Class B and B-1, and Class E Preferred and Common Stock on or about June 30, 2006. The mailing address of the Company's executive office is 257 Park Avenue South, New York, NY 10010.

Annual Report

A copy of the Company's 2004 and 2005 Annual Reports on Form 10-KSB, including consolidated financial statements for the Fiscal Years concluded on December 31, 2003 ("FY2003"), December 31, 2004 ("FY 2004") and December 31, 2005 (FY 2005"),
have been mailed to all the Company's stockholders of record with this Information Statement. The Annual Report is not part of this Information Statement.

Outstanding Voting Securities and Voting Rights

The Board of Directors fixed the close of business on May 16th, 2006 as the record date for determining the stockholders eligible to vote at the meeting. As of the record date, the Company had outstanding 49,332 and 256,526 shares, respectively of its B and B-1 Preferred Stock, 99.5 shares of its Class E Preferred Stock, and 198,482,755* shares of its Common Stock. The holder of each share of the Class B and B-1 Preferred Stock is entitled to 40 votes per share with respect to the election of directors and one vote per share on all other questions. The holder of each share of Class E Preferred Stock is entitled to 83,333 votes on all questions. The holder of each share of Common Stock is entitled to one vote per share on all questions.

You may vote your shares either by attending the meeting or submitting a written consent in lieu of a meeting indicating how you cast your vote on any question scheduled to come before the Annual Meeting. The Company will not provide any consent form to you. Any written consent you may submit is solely for your convenience and does not appoint or authorize anyone to vote on your behalf. This is not a solicitation to send a proxy appointing anyone to vote on your behalf, which will not be accepted if submitted.

The number of shares held by investors who are present or who have submitted a written consent will determine the presence of a quorum.

                      We Are Not Asking You for a Proxy and
                    You are Requested Not To Send Us a Proxy

--------------------------
* Does not include approximately 121,406 shares to which creditors are entitled under the Plan of Reorganization which have not been claimed.

      On the record date, Peter V. DeCrescenzo, President, Chief Executive Officer, and a Director of the Company, controlled, directly or indirectly, 103,795 shares Class B-1 Preferred Stock, constituting about 40% of the outstanding Class B-1 Preferred Shares (about 34% of all Class B preferred shares as a group), 24 shares of the outstanding Class E Preferred Stock, constituting about 24 % of the outstanding Class E Shares, and 60,818,435 shares of Common Stock, constituting about 31 % of the outstanding Common Shares. In the aggregate, Mr. DeCrescenzo holds about 29.8% of the total voting shares. Mr. DeCrescenzo has informed the Company that he intends to vote his shares for the election of the entire slate of directors and in favor of all the other agenda items.

      In April 2005, Pearl Street Holdings plc, an English company controlled by Stephen Dean and Vince Nicholls lent Dialog Group $550,000 and purchased $555,000 of the Company's Convertible Notes from the Griffin Crossover Fund, LLC. These shares are convertible into 110,500,000. Pearl could own, after conversion of all its notes, almost 35.8% of the Dialog Group common stock, representing about 33.0% of the total voting shares. At that time, Pearl, and its directors and officers, Stephen Dean and Vince Nichols, would be included in the control group of Dialog Group. Pearl has the right to designate one person for election as a director at the May 11th, 2006 annual meeting and thereafter elect a Pearl designee so long as Pearl Street Holdings owns or can obtain on exercise of instruments already owned at least twenty-five percent of the fully diluted common stock of Dialog Group. Pearl declined to designate a successor to John Hand, its original designee, for election at this meeting. Mr. Hand had served as a director from August 11, 2005 to February 9, 2006.

      As of December 30, 2005, Dialog Group sold all of the equity of AdValiant, Inc., an Ontario corporation back to its original owners. The original transaction, consummated on June 30, 2005, provided that the owners of AdValiant would have had the right to receive up to approximately 336,685,584 shares of Dialog Group common stock if certain goals were met. AdValiant shares which were exchangeable for 252,514,188 of the shares of Dialog Group common stock remained in escrow until they are earned. The remaining AdValiant shares, exchangeable for 84,171,396 shares of Dialog Group common stock, were issued to Empire Media, Inc., a company controlled by Peter Bordes which owns one-half of AdValiant USA and Mssrs. Manhas and Wise, who each own a quarter of AdValiant USA. After AdValiant was acquired, Peter Bordes, the controlling person of Empire Media, and Matt Wise and Jivan Manhas were then deemed to have joined the control group of Dialog Group and Mr. Bordes was elected to the Board of Directors.

      As a result of the resale, all the AdValiant Exchangeable Shares and the right to exchange them for Dialog Group common stock were cancelled, the Class F Voting Preferred was returned to Dialog Group for cancellation, AdValiant agreed to pay certain liabilities of AdValiant USA, and the newly restored owners of AdValiant agreed to pay Dialog Group $242,000 with interest during the next eighteen months. Shortly thereafter, Mr. Bordes, who had been elected a director on August 11, 2005, resigned as a director. He remains the holder of slightly over five (5%) percent of the common shares.

      On March 22, a group of five investors associated with Midtown Partners & Co. LLC purchased convertible debentures with an aggregate initial principal of $278,778. The debentures mature in 2008 and bear interest at the rate of 12% per annum; it is payable monthly in cash. The principal and any unpaid interest is convertible, at the holders election, into common stock at the rate of one share of common stock for each $0.01 or principal or interest converted.

      In addition, the investors received warrants to purchase a total of 8,393,347 for $0.01 per share. The warrants are exercisable immediately and expire on the tenth anniversary of their issue. In addition, they provide for cashless exercise.

      In connection with this transaction, the investment banking firm of Midtown Partners & Co. LLC received an investment banking fee of $ 27,778 plus a $2,000 non-accountable expense allowance. In addition, as additional compensation, the Company issued identical ten-year warrants to purchase 5,009,002 shares of common stock for $.01 per share.

      If all the debentures and warrants were converted or exercised, the Midtown group would own a total of up to about 40,000,000 shares, about 29% of the then outstanding common shares and about 15% of all the voting shares. If all the convertible securities now outstanding were to be converted, the Midtown group would own about 9 percent of the equity securities. Thus, depending on the circumstances under which the debentures are converted and the warrants exercised, the Midtown group might join the present control group.

      On March 24, 2006 Peter DeCrescenzo, the company's president agreed that he would convert $100,000 of and past due 2005 and 2006 accrued salary and unpaid vacation pay and pert of the Company's debt to him into convertible debentures on the same terms as the Midtown Partners investors. In addition, on the same day, Vincent DeCrescenzo, Sr. the company's executive vice president agreed that he would convert $100,000 of past due 2005 and 2006 accrued salary and unpaid vacation pay into convertible debentures on the same terms as the Midtown Partners investors. However, no compensation was paid with respect to these transactions. This transaction was consummated in May 2006

Common Stock Ownership by Directors and Executive Officers

      The following table sets forth information, as of March 14, 2006, with respect to the beneficial ownership of the Company's Common Stock by (a) the present executive officers and directors and nominees for Director of the Company and (b) the present directors and officers of the Company as a group. Peter DeCrescenzo and Vincent DeCrescenzo, Sr. are the Company's only executive officers. Unless otherwise noted, the shares are owned directly or indirectly with sole voting and investment power.

---------------------------------------------------------------------------------------
Name and Address of Beneficial Owner        Amount and Nature of       Percent of Class
                                          Beneficial Ownership (1)            (1)
---------------------------------------------------------------------------------------
Peter V. DeCrescenzo,
President and a Director                            86,970,227 (2)        23.5%
257 Park Avenue South
New York, NY 10010
---------------------------------------------------------------------------------------
Vincent DeCrescenzo,
Executive Vice-President and a Director             19,950,156 (3)         5.4%
257 Park Avenue South
New York, NY 10010
---------------------------------------------------------------------------------------
Adrian Stecyk, a Director
17 State Street                                      3,189,000 (4)         * %
New York, New York 10021
---------------------------------------------------------------------------------------
Richard P. Kundrat, a Director
39 Flaming Arrow Road                                2,511,765 (5)         * %
Mahwah, New Jersey 07430
---------------------------------------------------------------------------------------
All present officers and directors                 145,268,922 (6)        39.3 %
 as a group (8 persons)
---------------------------------------------------------------------------------------


            * Less than one percent

(1) All numbers include, as of the record date, 12,234,320 shares issuable upon conversion of the Class B and B-1 Preferred Stock, 8,291,634 shares issuable upon conversion of the Class E Preferred Stock, 134,904,500 shares issuable upon conversion of convertible notes, and 15,919,140 shares issuable upon exercise of warrants or options but do not reflect approximately 121,406 shares to which creditors are entitled under the Plan of Reorganization which have not been claimed. They are based upon information furnished to the Company by the security holders or obtained from the stock transfer books of the Company. Other than indicated in the notes, the Company has been informed that these persons have sole voting and investment power with respect to their shares. Certain options disclosed hereunder may not have been fully vested as of the date of this report.

(2) This includes 60,818,435 shares of Common Stock now held by Mr. DeCrescenzo personally and by retirement trusts for him and his spouse, 4,151,800 shares of Commons Stock issuable upon conversion of 103,795 shares Class B-1 Preferred, 1,999,992 issuable upon conversion of 24 shares of the Class E Preferred Stock, and 20,000,000 shares issuable upon the exercise of convertible notes, warrants, and employee stock options.

(3) This includes 15,243,731 shares of Common Stock now held and 664,760 shares of Common Stock issuable upon conversion of 16,619 shares Class B-1 Preferred, 416,665 issuable upon conversion of 5 shares of the Class E Preferred Stock, and 3,625,000 shares issuable upon the exercise of convertible notes, warrants, and employee stock options.

(4) Includes 239,000 shares of Common Stock and 2,950,000 shares issuable upon the exercise of convertible notes and stock options.

(5) Includes 2,311,765 shares of Common Stock and 300,000 shares issuable upon the exercise of stock options.

(6) This includes 80,213,873 shares of Common Stock now held and 5,940,600 shares of Common Stock issuable upon conversion of 148,515 shares Class B-1 Preferred, 3,874,985 shares issuable upon conversion of 47 shares of the Class E Preferred Stock, and 33,567,000 shares issuable upon the exercise of convertible notes, warrants, and employee stock.

Principal Holders of Common Stock.

The following table sets forth information, as of March 14, 2006, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock

---------------------------------------------------------------------------------------
Name and Address of Beneficial Owner        Amount and Nature of     Percent of Class
                                          Beneficial Ownership (1)         (1)
---------------------------------------------------------------------------------------
Peter V. DeCrescenzo
257 Park Avenue South                             86,970,227 (2)          23.5%
New York, NY 10010
---------------------------------------------------------------------------------------
Vincent DeCrescenzo
257 Park Avenue South                             19,950,156 (3)           5.4%
New York, NY 10010
---------------------------------------------------------------------------------------
Cede & Co. (4)
55 Water Street                                   21,672,464               5.9%
New York, NY 10004
---------------------------------------------------------------------------------------
Mercury Group plc
f/k/a Cater Barnard PLC                           13,708,020 (5)           3.7%
6 Lloyds Avenue
London EC3N 3AX
England
---------------------------------------------------------------------------------------
Peter Bordes
62 White Street, Suite 3E                         13,919,439 (6)           3.7%
New York, NY 10013
---------------------------------------------------------------------------------------

(1) All numbers include, as of the record date, 12,234,320 shares issuable upon conversion of the Class B and B-1 Preferred Stock, 8,291,634 shares issuable upon conversion of the Class E Preferred Stock, 134,904,500 shares issuable upon conversion of convertible notes, and 15,919,140 shares issuable upon exercise of warrants or options but do not reflect approximately 121,406 shares to which creditors are entitled under the Plan of Reorganization which have not been claimed. They are based upon information furnished to the Company by the security holders or obtained from the stock transfer books of the Company. Other than indicated in the notes, the Company has been informed that these persons have sole voting and investment power with respect to their shares. Certain options disclosed hereunder may not have been fully vested as of the date of this report.

(2) This includes 60,818,435 shares of Common Stock now held by Mr. DeCrescenzo personally and by retirement trusts for him and his spouse, 4,151,800 shares of Commons Stock issuable upon conversion of 103,795 shares Class B-1 Preferred, 1,999,992 issuable upon conversion of 24 shares of the Class E Preferred Stock, and 20,000,000 shares issuable upon the exercise of convertible notes, warrants, and employee stock options.

(3) This includes 15,243,731 shares of Common Stock now held and 664,760 shares of Common Stock issuable upon conversion of 16,619 shares Class B-1 Preferred, 416,665 issuable upon conversion of 5 shares of the Class E Preferred Stock, and 3,625,000 shares issuable upon the exercise of convertible notes, warrants, and employee stock options.

(4) Cede & Co, as the nominee of Depository Trust Company, is the record bunt not the beneficial owner of 21,672,464 shares of Common Stock.

(5) This includes 13,708,020 shares held of record, constituting 6.9% of the outstanding Common Stock.

(6) This includes 10,675,559 shares of Common Stock, constituting 5.4% of the issued and outstanding common, 34,880 shares of Commons Stock issuable upon conversion of 872 shares Class B-1 Preferred, and 3,200,000 shares issuable upon the exercise of warrants.

Section 16(a) Beneficial Owners

Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers, and beneficial holders of more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our records and other information, the Company believes that during FY 2005, Peter DeCrescenzo and Vincent DeCrescenzo, executive officers and directors, failed to file forms 4 or 5 for the acquisitions below. No shares were sold. During December 2003 and March 2004, Peter DeCrescenzo made gifts of 410,000 shares. In September of 2005, he made additional gifts totaling 260,000. As of the date hereof, Peter DeCrescenzo and Vincent DeCrescenzo have filed their forms.

Name                     Date               Class of Shares     Number of Shares
-------------------      ------------       ---------------     ----------------
Peter DeCrescenzo        January 2005       Common                    759,484
                         March 2005         Common                 17,153,846
                         April 2005         Convertible Note         $100,000
                         June 2005          Common                    320,000
                         July 2005          Common                    475,000
                         August 2005        Warrant                 4,000,000
                         November 2005      Common                    350,000
                         December 2005      Common                 15,384,615

Vincent DeCrescenzo      January 2005       Common                     63,290

                         March 2005         Common                  8,292,308


      Richard Kundrat, a director, did not file a Form 3 until January 18, 2005 although he had become a director in 2003. His form showed his acceptance of a total of 2,211,765 shares as compensation for his service as a director and the grant to him of options to purchase 300,000 shares of common stock.

Agenda Item 1     Election of Directors

      Four directors are to be elected to hold office for approximately one year until the next Annual Meeting and until their successors have been duly elected and qualified. All nominees are presently members of the Board of Directors. The four present directors were elected at the last annual meeting, held in May 2004. The Company has no reason to believe that any of the nominees will not serve if elected. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. The executive officers are appointed by the Board and serve at its pleasure.

      The four directors receiving the highest number of votes will be elected. When voting on the election of directors, each share of Common Stock casts one vote, each share of Class B and B-1 Preferred Stock casts forty votes and each share of Class E Preferred Stock casts 83,333 votes. The Company's Certificate of Incorporation does not provide cumulative voting rights to the stockholders of any class. Messrs. Peter DeCrescenzo and Vincent DeCrescenzo have informed the Company that they will vote all the Common and Classes B-1 and E Preferred shares under their control for the election of each nominated director. Similar assurances have been received from Cindy Lanzendoen, who holds, directly or indirectly, shares casting 11,150,047 votes for director, and Mark Alan Siegel, who holds, directly or indirectly, shares casting 12,907,360 votes for director. These votes constitute more than a majority of the votes likely to be cast for the election of directors and assure that they will all be elected.

      The following sets forth information about each nominee for election at this Annual Meeting and the Company's other executive officers.

Peter V. DeCrescenzo (55) Nominee for Director, Director, President of the Company, and Chief Executive Officer since March 2003 and Chairman of the Board since April 2003.
      He has served as Chief Executive Officer and President of the Company since its acquisition of HealthCare Dialog on March 2003. In April 2004, Mr. DeCrescenzo was elected to the board of NuVim, Inc. a company of which Mr. Kundrat, a director of Dialog Group and a candidate for re-election serves as Chairman and CEO. From November 2000 until the acquisition, Mr. DeCrescenzo served as President, Chief Executive Officer, and a director of HealthCare Dialog where he headed its strategic and creative services group and its interactive group. Before HealthCare Dialog was organized, Mr. DeCrescenzo was, in 1992, the founding partner of PVD and Partners, a full-service healthcare marketing communications agency. He was also senior vice president and partner at MD Direct, a healthcare marketing communications company specializing in direct marketing to physicians and consumers, where he developed Patient Select, the first and largest direct-to-consumer database of its kind. MD Direct was later acquired by Carlson Marketing. Peter DeCrescenzo's healthcare marketing career began at Sterling Drugs, where he held positions in sales, promotional services, and group brand management. After 14 years with Sterling Drugs, he joined American Home Products Corporation as director of marketing for Ayerst Labs. From American Home Products, he joined Sandoz Pharmaceuticals as product marketing director. Peter DeCrescenzo left Sandoz to become a partner at MD Direct.

Vincent DeCrescenzo, Sr. (61) Nominee for Director, Director, Executive Vice-President of the Company, Chief Operating Officer, and Chief Financial Officer since March 2003
      He has served as Chief Operating Officer and Executive Vice-President of the Company since its acquisition of HealthCare Dialog on March 2003. Prior to that he served as Chief Operating Officer and a director of HealthCare Dialog since November 2000 where he led the production services organization. Before joining Healthcare Dialog, Mr. DeCrescenzo was, from 1996, the Chief Operating Officer of PVD and Partners and of four spin-off companies. Vincent DeCrescenzo worked for Bradlees Discount Stores for over a decade beginning in 1980, starting as a single unit store manager and progressing to Regional Vice President for New England and membership in the Bradlees Operating Committee. As Regional Vice President, he had full profit and loss responsibility for 50 stores, over $500,000,000 in sales, and a store population that peaked at over 10,000 employees.

Adrian Stecyk (45) Nominee for Director, Director of the Company since December 2001.
      From December 2001 until March 2003 he served as the Company's President. He is the Chief Executive Officer and Director of Griffin Securities plc, a US based investment banking and NASD registered brokerage firm and has served in that position since 1997. He has been a director of Griffin Group plc since July 2000. Mr. Stecyk has a B.S. in Engineering and M.B.A. from Boston University. From 1980 to 1986, Mr. Stecyk was member of the Technical Staff at Charles Stark Draper Laboratory, a technology research and development company. Mr. Stecyk co-founded Griffin Capital Management Corp., a registered Investment Advisor, where he was responsible for asset management and investment advisory services to major institutions.

Richard P. Kundrat (62) Nominee for Director, Chairman and Chief Executive Officer of NuVim, Inc., Director of the Company since May, 2003.
      Mr. Kundrat is presently the Chairman and Chief Executive Officer of NuVim, Inc. NuVim, headquartered in Paramus, NJ since March 2000. NuVim is a marketing, production, and distribution company with its roots in 40 years of biological clinical research and development. Before that he had 27 years of service with the Unilever Corporation from which he retired in 1996 as General Manager and Vice President. In 1996, he founded the business management firm of Kundrat Associates, Inc. and remained with that firm until he began his association with NuVim.

      Peter DeCrescenzo and Vincent DeCrescenzo are brothers. The Company knows of no other family relationships among its senior leadership.

Board Participation

      All candidates for election to the Board are expected to attend the Annual Meeting. All current and then directors attended the last Annual Meeting, held in May 2004.

      All the nominees who were members of the Board of Directors participated in all 8 meetings held since they were elected in 2004. In addition, on 13 occasions since May 2004, actions were taken by written consent.

Corporate Governance

      Board Committees

      Although the Company is not required to have independent directors or committees, it has endeavored to recruit independent people to serve as directors. The Company has not been able to attract many independent directors because of its financial instability and the lack of sufficient Directors' and Officers' Liability Insurance. As a result, the Board only includes two independent directors.

      The Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee. All three committees have received charters from the Board of Directors. The Charters are intended to provide policy guidance and protect the responsibility and independence of each committee. Copies of each committee's charter are attached to this Information Statement as Exhibits A, B, and C, respectively.

      Audit Committee
      ---------------

      The Audit Committee oversees the relationship with independent auditors, audits of financial statements, internal accounting and financial reporting processes, and systems of financial controls. They select, hire, and, if necessary, terminate the independent auditors; oversee the integrity of the financial statements and compliance with legal and regulatory requirements as affects financial statements; approve the audit and non-audit services to be performed by the independent auditors; generally review any earnings announcements and other public announcements regarding our results of operations, including the periodic reports that the Securities and Exchange Commission requires; and review the adequacy and effectiveness of DGI's internal controls and critical accounting policies.

      The Audit Committee, which has existed since 2002 and received its charter this year, met four times this fiscal year.

      The Audit Committee is comprised Mr. Stecyk who serves as Chairman. The Board has determined all members of the Audit Committee are independent under the rules of the National Association of Securities Dealers. The Board has determined that Mr. Stecyk and Mr. Kundrat qualify as an "audit committee financial expert," as defined by the rules of the Securities and Exchange Commission.

      Audit Committee Report

      The Audit Committee is pleased to report that it has reviewed and discussed the audited financial statements with management and has discussed with Berenfeld, Spritzer, Shechter and Sheer, the Company's independent auditors, the matters required to be discussed by SAS 61. In addition, the audit committee has received the written disclosures and a letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with them their independence. Based on the review and discussions referred above the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB, amendment number 2, for the 2005 fiscal year to be filed with the Commission.

                                        Respectfully submitted,

                                         Adrian Stecyk

      Compensation Committee
      ----------------------

      The Compensation Committee negotiates the compensation and benefits of our executive officers, and develops plans to benefit the officers, directors, and employees. They also set and review the performance objectives and actual performance of all officers; and administer the stock option plan.

      This committee, which was chartered in 2006, has met twice.

      The Compensation Committee is comprised of Mr. Stecyk, who serves as Chairman. The Board has determined that the member of the Compensation Committee is independent under the rules of the National Association of Securities Dealers.

      Corporate Governance and Nominations Committee
      ----------------------------------------------

      The Corporate Governance and Nominations Committee is primarily responsible for establishing, evaluating and overseeing the recently adopted Code of Ethics and Business Conduct. A copy of the Code is attached to this Information Statement as Exhibit D. The other major responsibility is to assist the Board by identifying and recommending individuals qualified to become independent members of Board of Directors.

      This committee, which was formed in 2006, has met once.

      The Committee also reviews any correspondence from our stockholders, has established a policy for considering stockholder nominees for election to our Board of Directors which it uses to evaluate and recommend candidates for election to our Board of Directors and monitors compliance with our Code of Ethics and Business Policy.

      All communications received addressed to the "Board of Directors" or to an individual director are delivered unopened to Mr. Stecyk as chair of the Corporate Governance and Nominations Committee or to the director to whom it was addressed. Any shareholder wishing to write to the Board or to any member should send their letter, addressed to that director or to the Board of Directors care of the Company's headquarters, twelfth floor, 257 Park Avenue South, New York, NY 10010.

      The policy of the Nominating Committee towards candidates for director suggested by security holders is to welcome qualified independent directors who are willing to serve the Company. Any holders of any Dialog Group securities who wish to nominate directors for the 2007 Annual Meeting should contact the company's Secretary at the Company's main office. Any honest person with a business background, particularly if they qualify as a financial expert, will be carefully reviewed. All candidates will receive a careful review regardless of the source of their nomination.

      The Corporate Governance and Nominations Committee is comprised of Messrs. Stecyk and Kundrat. Mr. Stecyk serves as Chairman. The Board has determined that all members of the Corporate Governance and Nominations Committee are independent under the rules of the National Association of Securities Dealers.

Executive Compensation

Executive Officer Employment Agreements

      Peter DeCrescenzo and Vincent DeCrescenzo, Sr. are the Company's only executive officers. The information about Ms. Lanzendoen is provided because of her salary level and her ownership during prior years of more than five (5%) percent of the Company's common stock.

      The Company has employment contracts with both of its Executive Officers, Peter DeCrescenzo, who serves as President and CEO, and Vincent DeCrescenzo, Sr., who serves as Chief Operating Officer and CFO. The agreements, initially signed in February 2003, when Healthcare Dialog was acquired, provided for annual salaries of $250,000 and $150,000, respectively, for the initial term ending December 31, 2004. The agreements provide for an annual bonus of up to 25% of the base salary if the executive meets performance goals fixed annually by the Board of Directors; both executives have agreed to waive these bonus provisions with respect to 2004 and 2005 results.

      At the end of each term, the agreements provide for automatic annual renewals (including a cost of living increase of at least the increase in the Consumer Price Index) or, if not renewed, for the payment of one year's additional salary. Both executives waived the cost of living adjustments for 2005. The agreements provide for the Company's standard benefits and fringes and as well as automobile allowances, health insurance and other insurance benefits, health club access, and a housing allowance or access to apartments leased by the Company for the executives' use.

Compensation

      The following table sets forth a summary of all compensation awarded to, earned by or paid to, the Company's Chief Executive Officer and the other executive officers of the Company whose compensation exceeded $100,000 per annum for services rendered in all capacities to the Company and its subsidiaries during Fiscal Years ended December 31, 2005, December 31, 2004, December 31, 2003, and December 31, 2002. Data with respect to Peter V. DeCrescenzo, Vincent DeCrescenzo, and Cindy Lanzendoen includes compensation received from Healthcare Dialog prior to its acquisition.

                                                     SUMMARY COMPENSATION TABLE

                                                         Annual Compensation                      Long Term Awards
---------------------------------------------------------------------------------------------------------------------------
                                                                                               Securities
Name and                          Fiscal                                   Other Annual        Underlying      All other
Principal Position                 Year           Salary         Bonus   Compensation ($)       Options       Compen-sation
---------------------------------------------------------------------------------------------------------------------------
Peter V. DeCrescenzo,              2005     $     191,346(2)      -0-    $     55,834(5)            -0-           -0-
Director, Chairman, President,
and Chief Executive Officer(1)     2004     $     206,351(3)      -0-    $     79,405(6)        200,000           -0-

                                   2003     $     120,868(4)      -0-    $     43,050           200,000           -0-

                                   2002     $     113,800         -0-             -0-               -0-           -0-
---------------------------------------------------------------------------------------------------------------------------

Vincent DeCrescenzo, Sr.,          2005     $     118,077(8)      -0-    $     24,966(11)           -0-           -0-
Director,  Executive Vice
President, and Chief Operating     2004     $     124,432(9)      -0-    $     37,384(12)       250,000           -0-
Officer(7)
                                   2003     $      81,768(10)     -0-    $     12,493           250,000           -0-

                                   2002     $     136,500         -0-             -0-               -0-           -0-
---------------------------------------------------------------------------------------------------------------------------

Cindy Lanzendoen,                  2005     $     166,731(14)     -0-    $     49,310(17)           -0-           -0-
administrative head of the
HealthCare Dialog Division(13)     2004     $     117,971(15)     -0-    $     32,722(18)       150,000           -0-

                                   2003     $     102,537(16)     -0-    $     32,959           150,000           -0-

                                   2002     $     136,500         -0-             -0-               -0-           -0-
---------------------------------------------------------------------------------------------------------------------------

----------------------
(1) Mr. Peter DeCrescenzo was elected to these positions effective March 1, 2003. All compensation shown was paid by Healthcare Dialog, Inc. prior to its acquisition by the Company on that date.
(2) Only $43,982 was paid in cash; the balance is the amount of accrued wages paid with common stock and a remaining year end accrual of $18,519. In addition, Mr. DeCrescenzo has accumulated $28,846 of accrued vacation.
(3) Only $141,484 was paid in cash; the balance is the amount of accrued wages paid with common stock, the initial principal amount of a long term note issued for accrued wages and a remaining year end accrual of $12,500. In addition, Mr. DeCrescenzo has accumulated $24,038 of accrued vacation.
(4)   Only $88,542 was actually paid. The balance was accrued.
(5) This includes $3,600 for automobile expenses, $15,272 for living expenses in New York City, $7,510 for health club membership, and $19,250 for life insurance premiums, and $10,202 for health insurance premiums.
(6) This includes $17,300 for automobile expenses, $19,802 for living expenses in New York City, 7,624 for health club membership, and $14,740 for life insurance premiums, $8,022 for health insurance premiums, and $4,000 as the fair market value of housing provided.
(7) Mr. Vincent. DeCrescenzo was elected to these positions effective March 1, 2003. All compensation shown was paid by Healthcare Dialog, Inc. prior to its acquisition by the Company on that date.

      Option Grants in the Last Three Fiscal Years

      All option grants and plans predating the effective date of the Plan of Reorganization in December 2001 were cancelled by the Plan.

      In January 2002, the Board of Directors adopted the 2002 Employee Stock Option Plan (the "Option Plan"). The Plan was approved by the Company's stockholders in November of 2002 and modified to increase the number of shares subject to option from 5,000,000 to 10,000,000 at the shareholders meeting in May, 2003.

      At its March 2006 meeting, the Directors proposed the amendments which are the subject of Item 5 below.

      When the Company acquired TDMI, it granted options to purchase 189,945 shares of its Common Stock to replace those then held by TDMI's officers and employees to purchase TDMI shares. Since then, the all of these options have expired or been terminated. On March 1, 2003, the effective date of the IP2M merger, the Company, as required by its agreement with IP2M, issued options to purchase 320,400 shares Common Stock. The exercise price was fixed at $0.25. As of March 14, 2006, all of these options have terminated.

      On April 18, 2003, options not covered by the Option Plan to purchase up to 20,000,000 were granted to a consultant, Mark Neuhaus, at a purchase prices to be determined in accordance with his consulting agreement. Mr. Neuhaus immediately exercised a part of his option and purchased 400,000 shares for $100,000. Pursuant to his consulting agreement, Mr. Neuhaus received an additional 60,000 shares in May 2003. In November 2004, Mr. Neuhaus exercised his option to purchase and additional 3,333,333 shares of common stock. He has paid only $67,500 towards his obligation of $200,000 for these shares. The Company commenced an action to collect the remaining amount and obtained a default judgment. It is now pursuing collection.

      On May 28, 2003, Options to purchase 2,150,000 shares were granted to Directors, Executive Officers, Officers, and key employees and consultants at an option price of $0.17. 1,225,000 remained outstanding as of March 14, 2006.

----------------------
(8) Only $51,833 was paid in cash; the balance is a remaining year end accrual of $50,667. In addition, Mr. DeCrescenzo has accumulated $15,599 of accrued vacation
(9) Only $85,432 was paid in cash; the balance is the amount of accrued wages paid with common stock, the initial principal amount of a long term note issued for accrued wages and a remaining year end accrual of $7,500. In addition, Mr. DeCrescenzo has accumulated $14,423 of accrued vacation.
(10)  Only $53,125 was actually paid. The balance was accrued.
(11) This includes $13,765 for life insurance premiums, $10,202 for health insurance premiums, $520 for health club membership, $479 for automobile expenses.
(12) This includes $10,852 for life insurance premiums, $802 for health insurance premiums, $1,109 for health club membership, $621 for automobile expenses, and $24,000 as the fair market value of housing provided.
(13) Ms. Lanzendoen was elected to these positions effective March 1, 2003. All compensation shown was paid by Healthcare Dialog, Inc. prior to its acquisition by the Company on that date.
(14) Only $73,500 was paid in cash; the balance is the amount of accrued wages paid with common stock and the initial principal amount of a long term note issued for accrued wages.
(15) Only $86,471 was paid in cash; the balance is a remaining yearend accrual of $84,000. In addition, Ms. Lanzendoen has accumulated $9,231 of accrued vacation pay.
(16)  Only $53,125 was actually paid. The balance was accrued.
(17) This includes $18,031 for automobile expenses, $650 for a health club membership, $14,818 for health insurance premiums, and $15,811 for life insurance premiums.
(18) This includes $18,011 for automobile expenses, $453 for a health club membership and $14,258 for life insurance premiums.

      On May 20, 2004, Options to purchase 1,725,000 shares were granted to Directors, Executive Officers, Officers, and key employees and consultants at an option price of $0.036. 1,250,000 remained outstanding as of March 14, 2006.

      Option Grants in the Last Fiscal Year

      The following table sets forth information concerning options granted to the executive officers named in the table during fiscal 2004. No options were issued to executive officers or directors in fiscal 2005. No stock appreciation rights were ever granted.

-----------------------------------------------------------------------------------------------------------

          Name                      Number of        Percent of total   Exercise Price     Expiration Date
                                   securities        options granted
                               underlying options    to employees in
                                granted in 2004     fiscal year 2004
-----------------------------------------------------------------------------------------------------------
Peter V. DeCrescenzo               200,000(1)            11.6 %            $0.036           May 19, 2009
-----------------------------------------------------------------------------------------------------------

Vincent DeCrescenzo, Sr.           250,000(1)            14.5 %            $0.036           May 19, 2014
-----------------------------------------------------------------------------------------------------------

Cindy Lanzendoen                   150,000(1)             8.7 %            $.036            May 19, 2014
-----------------------------------------------------------------------------------------------------------

1. One-third of these options were exercisable immediately upon grant, the balance are exercisable one-third on June 1, 2005 and one-third on June 1, 2006.

      Option Exercises and Holdings

      The following table sets forth certain information relating to option exercises effected during Fiscal 2004 and 2005, and the value of options held as of such date by the executive officers named in the table during fiscal 2004 and 2005:

      AGGREGATE OPTION EXERCISES FOR FISCAL 2004 AND 2005
      AND YEAR END OPTION VALUES

------------------------------------------------------------------------------------------------------------------------------
                                                          Number of Unexercised   Number of Unexercised       Value(1) of
                                                               Options at               Options at            Unexercised
                                                          December 31, 2004 (#)   December 31, 2005 (#)       In-the-Money
                                                                                                               Options at
                                                                                                           December 31, 2004
                                                                                                              and 2005 ($)
------------------------------------------------------------------------------------------------------------------------------

          Name                Shares        Value ($)         Exercisable/             Exercisable/           Exercisable/
                             Acquired      Realized(2)        Unexercisable           Unexercisable          Unexercisable
                            on Exercise    during 2004
                            during 2004     and 2005
                             and 2005
------------------------------------------------------------------------------------------------------------------------------
Peter V. DeCrescenzo            -0-            -0-           199,999/200,001          66,667/333,333              -0-
------------------------------------------------------------------------------------------------------------------------------

Vincent DeCrescenzo, Sr.        -0-            -0-           249,999/250,001          83,333/416,667              -0-
------------------------------------------------------------------------------------------------------------------------------

Cindy Lanzendoen                -0-            -0-           150,000/150,000          50,000/250,000              -0-
------------------------------------------------------------------------------------------------------------------------------

1 Total value of unexercised options is based upon sales of the Common Stock as reported by the over-the-counter Bulletin Board at $ 0.0375 on December 31, 2004 and $0.065 on December 31, 2005.
2 Value realized in dollars is based upon the difference between the fair market value of the Common Stock on the date of exercise, and the exercise price of the option.

      Directors' Compensation

      The members of the Board of Directors who are Company officers received no additional compensation for their attendance at meetings or other performance of their duties as directors. In 2003, the Company agreed to pay Mercury Group (formerly known as Cater Barnard) (pound)2,000 per month for each director it appoints, then two, currently one. Mercury Group will compensate its directors for their services to the Company. As of May 28, 2003, Mercury Group exchanged its right to receive payment for its director's services for 288,000 shares of common stock. Until May, 2005, Mr. Stecyk was covered by this provision. Mercury's right to name a director has expired.

      For the 2003-2004 term, each director who is not an officer of the company agreed to accept 211,765 shares of common stock in lieu of an annual payment of $36,000.

      At the May 2004 annual meeting of directors, Mr. Kundrat, the director who is neither appointed by Mercury Group nor a Company officer agreed to accept 2,000,000 shares of common stock and four quarterly payments of $5,000 for his board service through May 2005. The quarterly payments were not made and Mr. Kundrat has waived them.

      Since May 2005, no outside director has received any compensation.

      Pursuant to the Option Plan, each non-officer director received each year an option to purchase 100,000 shares of the common stock at the closing price on the date of the annual meeting. In addition, each committee chair and the chair of the designated option committee received an option to purchase 50,000 shares at the same price. No director or officer has received any options since May 2004. If the common stock consolidation proposed in Item 2 and these proposed amendments to the Plan presented in Item Five are adopted, the automatic grants will be adjusted to 25,000 consolidated shares for outside directors in 2006 and 10,000 thereafter and 12,500 consolidated shares for committee chairs in 2006 and 5,000 thereafter.

      All directors are reimbursed for their expenses associated with their performance.

Independent Public Accountants

      Berenfeld, Spritzer, Shechter, and Sheer, of Coral Gables, Florida, have served as auditors during 2004 and 2005. The Board has now reappointed Berenfeld, Spritzer, Shechter, and Sheer to serve as its auditor for 2006. They are not expected to attend the Annual Meeting, and have not asked for an opportunity to address the shareholders.

      The following table sets forth fees billed to the Company by the Company's independent auditors for the year ended December 31, 2005, December 31, 2004 and December 31, 2003 for (i) services rendered for the audit of the Company's annual financial statements and the review of the Company's quarterly financial statements, (ii) services rendered that are reasonably related to the performance of the audit or review of the Company's financial statements that are not reported as Audit Fees, and (iii) services rendered in connection with tax preparation, compliance, advice and assistance. As indicated below, only audit services were provided by the accountants; the Board pre-approved one hundred (100%) percent of the audit services rendered by the Company's independent auditors. Any additional services to be rendered would first be submitted to the committee for its approval.

Principal Accountant Fees and Services

      For the fiscal year ended      December 31, 2005    December 31, 2004   December 31, 2003
      -------------------------      -----------------    -----------------   -----------------
Audit Fees                             $64,374               $80,000           $68,000
Audit - Related Fees                         0                     0                 0
Tax Fees                                     0                     0                 0
             Total Fees                $64,374               $80,000           $68,000


STOCK PERFORMANCE CHART

 -------------------------------------------------------------------------------
                                                  High Bid             Low Bid
 -------------------------------------------------------------------------------
 2006
   First Quarter                                   $0.008              $0.004
     Second Quarter (through April 26, 2006)       $0.008              $0.005
 -------------------------------------------------------------------------------
 2005
     First Quarter                                 $0.10               $0.01
     Second Quarter                                $0.022              $0.0081
     Third Quarter                                 $0.014              $0.009
     Fourth Quarter                                $0.017              $0.0065
 -------------------------------------------------------------------------------
 2004
     First Quarter                                 $0.12               $0.045
     Second Quarter                                $0.085              $0.01
     Third Quarter                                 $0.155              $0.03
     Fourth Quarter                                $0.11               $0.032
 -------------------------------------------------------------------------------
 2003
     First Quarter                                 $0.60               $0.31
     Second Quarter                                $0.29               $0.25
     Third Quarter                                 $0.34               $0.09
     Fourth Quarter                                $0.13               $0.05
 -------------------------------------------------------------------------------

Certain Relationships and Related Transactions

      In April 2005 Pearl Street Holdings plc, a publicly traded English company lent the Company $550,000 and acquired another $555,000 of the Company's outstanding Convertible Notes. If all these notes were converted, Pearl would hold over 110,000,000 shares of common stock. Pearl and the Company have agreed that, so long as Pearl held more that 25% of the fully diluted equity of the Company, the Company's directors would nominate a person recommended by Pearl to its Board of Directors.

      Pearl, and its principal officers, Stephen Dean and Vince Nicholls, may now be included in the control group of Dialog Group.

Class E Preferred Dividends

      Each Class E preferred share pays a quarterly dividend of $400, which Dialog Group may elect to pay in Common Stock. During 2004, the Dialog Group issued shares of common stock in lieu of paying cash dividends for the last quarter of 2003 and all four quarters of 2004. A total of 1,458,798 shares of common stock were issued to Peter DeCrescenzo, Vincent DeCrescenzo, Sr., Ms. Lanzendoen, and retirement trusts for their benefit.

      During 2005, the Dialog Group issued shares of common stock in lieu of paying cash dividends for the first three quarters of 2005. A total of 3,306,812 shares of common stock were issued to Peter DeCrescenzo, Vincent DeCrescenzo, Sr., Ms. Lanzendoen, and retirement trusts for their benefit.

Apartment Rental

      During 2004, the Company rented one executive apartment for the entire year and one apartment until March, 2004 from Verdi Realty, a company controlled by the DeCrescenzo brothers. During the fiscal year, the Company paid a total of $26,900 in rent for twelve months occupancy of one of these apartments and 3 months in the other. This is believed by management to be below the current marked price for these units. In March, one apartment was sold. Since then, Mr. Peter DeCrescenzo has received a monthly living allowance to replace the apartment previously provided to him

During 2005, the Company rented one executive apartment for the entire year. During the fiscal year, the Company paid a total of $24,000 in rent for twelve months. This is believed by management to be below the current marked price for these units.

Debt Conversions

      In June 2004, certain creditors of Dialog Group and its subsidiaries agreed to settle the remaining parts of their claims for 19,336,019 shares of common stock. At the time of settlement, this common stock was valued at an aggregate of $19,336 due to the restrictions on resale and the size of the blocs relative to the capacity of the market. The creditors included Peter DeCrescenzo ($79,679 forgiven, 3,983,937 shares), Cindy Lanzendoen ($79,412 forgiven,
3,970,608 shares), Vincent DeCrescenzo, Sr. ($58,643 forgiven, 2,932,147 shares), and Richard Kundrat (2,000,000 shares in lieu of his annual director's fees).

      In December 2004, Peter and Vincent DeCrescenzo and Cindy Lanzendoen agreed to accept the Company's Convertible Notes to defer the Company's obligations to them, including past due wages. Their notes were for $50,000, $30,000, and $34,920, respectively. The Convertible Notes were to mature on May 31, 2006 and bore interest at the rate of five (5%) percent per annum. They were convertible into common stock at a price of $0.06 per share. In connection with the notes, warrants to purchase a total of 574,600 shares of common stock at a price of $0.075 were issued to the Messrs DeCrescenzo and Ms. Lanzendoen. The terms of the notes were changed as described below effective upon the conclusion of the Pearl Street Holdings Transaction.

Pearl Street Holdings Investment

      On April 26, 2005, the Company and Pearl Street Holdings plc agreed that Pearl would lend the Company $550,000. Pearl is an English public company whose shares are traded in London on the Alternative Investment Market. At the same time, Peter DeCrescenzo agreed to lend Dialog Group $100,000 and Friendly Capital, LLC, a company owned by Adrian Stecyk, a Company director has agreed to convert its short term loan to the Company of $26,000 into a long term note on the same terms accepted by Pearl and Peter DeCrescenzo.

      At the same time, Pearl agreed to purchase from the Griffin Crossover Fund, LLC all of the Company's Convertible Notes aggregating $555,000 and warrants to purchase a total of 3,090,000 shares of common stock at prices of $0.075 for 2,550,000 shares and $0.025 for 540,000 shares. In exchange for the cancellation of all past interest on the Convertible Notes and the cancellation of warrants, the Company agreed to reduce the conversion price of the Convertible Notes from $0.06 per share for $510,000 in principal and $0.025 per share for $45,000 in principal to $0.01 per share. The replacement Convertible Notes will mature February 1, 2007, become convertible after May 25, 2005 and must be converted as described below.

      At the same time the officers and employees of the Company who hold $118,045 of Convertible Notes (with a conversion price of $0.06 per share) and Warrants to purchase a total of 590,225 shares (with an exercise price of $0.075 per share) agreed to two conditions:

      1. In exchange for the cancellation of all past interest and the extension of the maturity of the Convertible Notes to February 1, 2007 and the cancellation of warrants, the holders must agree to reduce the conversion price of the Convertible Notes from $0.06 per share to $0.01 per share.

      2. That certain accrued liabilities totaling $52,524.03 for unpaid salaries and unused vacation be converted to 5,252,403 shares of common stock.

      The new Convertible Note evidencing the debts is due February 1, 2007, bears interest, payable at maturity, at the rate of five (5%) percent per annum from April 29, 2005, and, after May 25, 2005, is convertible at a price of $0.01 per share. All holders of the new Convertible Note have agreed that, if, for 45 consecutive calendar days, the Company's stock only closes above $0.04 per share, the entire note and the note replacing the Griffin Crossover Fund note described below shall be converted into common stock. All the new Convertible Notes are secured by a second lien on the Company's assets, including its data. During 2005 approximately $7,300 in interest was accrued for the holders of the approximately $218,000 of new Convertible Notes held by related parties.

      This transaction was consummated on April 28, 2005. In connection with the Pearl transaction, Griffin Securities, Inc. received a cash commission of $50,000. Adrian Stecyk, company director, is President and CEO of Griffin.

      At the same time as the transactions above, Pearl and the Company agreed that Peter DeCrescenzo's 2005 gross cash salary would be reduced from $250,000 to $150,000 and that Vincent DeCrescenzo's 2005 gross cash salary would be reduced from $150,000 to $85,000. They received 10,000,000 shares and 6,500,000 shares, respectively, as compensation for agreeing to these reductions.

      In  addition,  Mark Alan  Siegel,  the  Company's  Secretary  and  General
Counsel, accepted 2,750,000 shares of common stock in exchange for past due bills and additional services in connection with several Dialog Group financings and the Annual Meeting of Shareholders. The past due accounts and the legal services provided were billed at $27,500; the stock delivered was valued by the Company at $13,750.

Employment Agreement with Cindy Lanzendoen

      The Company has an employment contract with Ms. Lanzendoen, a holder during 2003 and 2004 of more than five (5%) percent of the Company's common stock, as well as the Class B-1 and Class E Preferred. She serves as the administrative head of the HealthCare Dialog Division. The agreement, initially signed in February 2003, when Healthcare Dialog was acquired, provided for an annual salary of $150,000 for the initial term ending December 31, 2004. The agreement provides for an annual bonus of up to 25% of the base salary if the executive meets performance goals fixed annually by the Board of Directors; Ms. Lanzendoen has agreed to waive these bonus provisions with respect to 2004 and 2005 results.

      At the end of each term, the agreement provides for automatic annual renewals (including a cost of living increase of at least the increase in the Consumer Price Index) or, if not renewed, for the payment of one year's additional salary. Ms. Lanzendoen has waived her 2005 cost of living increases. The agreement provides for the Company's standard benefits and fringes and as well as automobile allowances, health insurance and other insurance benefits, and health club access.

      Guarantees

      In March 2005 Peter DeCrescenzo and Vincent DeCrescenzo, Sr. have guaranteed Company obligations and provided Company access to their personal credit cards, on which the Company carries substantial balances. Their exposure is $475,000 and $35,000 respectively. Pursuant to Board of Directors resolutions, they have been issued 4,750,000 and 350,000 shares respectively as compensation for providing these guarantees and access to credit.

      During September 2005 Peter DeCrescenzo increased the amount of credit extended to DGI that he has guaranteed by $50,000. The Board of Directors awarded him an additional 500,000 shares as compensation for his guarantee.

      During November 2005, Peter DeCrescenzo guaranteed a $350,000 term loan made to the Company by an unrelated party. The Board of Directors awarded him an additional 350,000 shares as compensation for his guarantee.

      Compensation Conversions

      In December 2005, Peter DeCrescenzo accepted 15,384,615 shares of Common Stock in lieu of $100,000 of unpaid salary.

      Also in December 2005, the Company's Secretary accepted 384,615 shares of Common Stock in lieu of a $2,500 legal fee.

Revolving Loan

      In August 2005, Peter DeCrescenzo agreed to provide the Company with a revolving line of credit with a maximum draw of $125,000. The Company agreed to pay him ten (10%) interest on the outstanding balances over time; the interest was to be calculated and paid in February 2006 and to issue him warrants to purchase 4,000,000 shares of common stock at $0.012 per share until 2010. During the course of the loan, the balance reached a high of $175,000 in November. The balance as of December 31, 2005 was $50,000. Approximately $8,000 of interest was due at year end.

Agenda Item 2     Authorization of a Consolidation of the Company's Common Stock

      At its March 2006 meeting, Board of Directors have determined that it is in the best interests of the Company to effect, subject to the approval of the shareholders, an amendment to the Company's Articles of incorporation to affect a one hundred (100) for one (1) reverse split of the Company's issued and outstanding shares as of the date of the annual meeting.

      The affirmative vote or consent of the holders of more than half of the outstanding shares of Common Stock, or about 99,000,000 shares, is necessary for the approval of this amendment. The directors, who own, directly or indirectly, approximately 78,000,000 common shares, and Cindy Lanzendoen, and Mark Alan Siegel, who collectively own, directly or indirectly, almost 22,000,000 common shares have informed the Company that they intend to vote in the affirmative.

      The board of directors is seeking to affect the reverse stock split because it hopes that the reverse stock split will broaden the market for the Company's common stock and that the resulting anticipated increased price level will encourage interest in the shares. The text of the amendment effecting this change is attached as Exhibit E.

      As of the date hereof, the Company has a total of 198,482,755 shares of common stock issued. The split will be applicable to all shareholders. This means that all shareholders of record as of July 15, 2005 shall receive one (1) for every one hundred (100) shares owned. Any preferred shares, options, warrants or rights shall also be subject to the 1 for 100 reverse split and any fractional shares underlying the warrants, options or rights shall be rounded up or down to the nearest whole.

      Please see the enclosed Annual Reports on Form 10-KSB for financial and other information relative to the Company. Please see "Financial Statements" on pages F- 2 through F-5 and "Management Discussion and Analysis of Results" on pages 15 through 21 in the Annual Report and "Independent Public Accountants" on page 15 of this Information Statement.

      The Company will have more than 300 shareholders of record after the consolidation. A review of the shareholders list as of March 14, 2006, the record date for the Annual Meeting indicated that there will be approximately 494 shareholders remaining of record in addition to the approximately 450 holders now in street name.

      The reverse stock split would affect all stockholders uniformly and would not affect any stockholder's percentage ownership interest in the Company, except to the extent that the reverse stock split would otherwise result in any stockholder owning a fractional share. As described below under "Effect on
Fractional Stockholders", registered stockholders otherwise entitled to fractional shares would be entitled to cash payments in lieu of such fractional shares. The cash payments would reduce the number of post-split stockholders to the extent there are stockholders who otherwise would be entitled to receive less than one common share of the Company after the reverse stock split. This, however, is not the purpose for which the Board of Directors is recommending the reverse stock split. In addition, the reverse stock split would not affect any stockholder's proportionate voting rights (subject to the treatment of fractional shares). Each share of common share outstanding after the reverse stock split would be entitled to one vote and would remain fully paid and non-assessable. Dialog Group would continue to be subject to the periodic reporting requirements of the Exchange Act.

      Effect on Fractional Stockholders. No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value, if in excess of $1.00, of any fractional share interest arising from the reverse stock split. Amounts of less than $1.00 will be paid on request. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported on the OTC Bulletin Board, during the ten (10) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment would be based on the average of the last bid and ask prices of our common stock on such days or other prices determined by the Board of Directors. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

      If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold the Company's Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:
      (1) purchase a sufficient number of shares of Common Stock so that you would hold at least one hundred (100) shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one common share on a post-split basis; or
      (2) if applicable, consolidate your accounts so that you hold at least one hundred (100) shares of the Company's common stock in one account prior to the reverse stock split that would entitle you to at least one share of common stock on a post- split basis. Common stock held in registered form (that is, shares held by you in your own name on the Company's share register maintained by its transfer agent) and common stock held in "street name" (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

      After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post- split stockholders to the extent that there are stockholders holding fewer than 100 pre-consolidation shares. This, however, is not the purpose for which the Company is affecting the reverse stock split.

      Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Dialog Group is domiciled and where the funds would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

      Effect on Non-registered Stockholders. Non-registered stockholders holding their common shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

      Effect on Authorized Shares. The number of authorized shares of common stock would not be affected by the reverse stock split but this number may be amended pursuant to Item 3.

      Effect on Accounting Matters. The reverse stock split would not affect the par value of Dialog Group's common stock. As a result, on the effective date of the reverse stock split, the stated capital on Dialog Group's balance sheet attributable to Dialog Group's common stock would be reduced in proportion to the ratio of the reverse split. The per share net income or loss and net book value of the Company's common stock would be increased because there would be fewer shares of common stock outstanding.

      Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company's Board of Directors or contemplating a tender offer or other transaction for the combination of Dialog Group with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Company shares of common stock or obtain control of Dialog Group, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than the reverse stock split proposal, the Board does not currently contemplate recommending the adoption of any other amendments to Dialog Group's Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

      Effect on Stock Certificates. If the stockholders approve the reverse stock split, the Company would file the Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse stock split would become effective at the time specified in the amendment, which we refer to as the "effective time," which is currently planned for May 15, 2006.

      If the stockholders approve the reverse stock split, registered stockholders will be sent a transmittal letter from the Company's transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal would contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. The transfer agent would forward to each registered stockholder who has sent the required documents a new share certificate representing the number of post-split shares of common stock to which the stockholder is entitled. Until surrendered, each share certificate representing pre-split shares of the common stock of the Company would be deemed for all purposes to represent the number of whole shares of post-split common shares, and the right to receive a cash payment in lieu of any fractional shares (without interest), to which the holder is entitled as a result of the reverse stock split. If a registered stockholder is entitled to a payment in lieu of any fractional share, such payment would be made as described above under "Effect on Fractional Stockholders".

      STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

      No Dissenter's Rights

      Under the Delaware General Corporation Law, stockholders are not entitled to dissenter's rights with respect to the reverse stock split, and Dialog Group's documents do not independently provide stockholders with any such right.

      Federal Income Tax Consequences of the Reverse Stock Split

      The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (the "Code") (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

      Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder's aggregate tax basis in the pre-split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split would recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

      Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

      The Company anticipates that the Amendments will be effective on May 15, 2006 which is approximately 40 days after the mailing of this Information Statement

Agenda Item 3     Authorization  of  Reduction  of  Authorized  Shares of Common
Stock

      The Company is presently authorized to issue 200,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock. Each issue of Preferred Stock has those rights and privileges established for it by the Board of Directors. As a result of the proposed consolidation, the Company had many more authorized shares than are useful in the near future. The Board of Directors has proposed to decrease the number of shares of Common Stock which it is authorized to issue to 75,000,000. The provisions effecting this change are also included in the amendment attached as Exhibit F.

      The Company presently has approximately 198,000,000 shares of Common Stock outstanding and had committed itself to issue, upon exercise of options or warrants or conversion of Preferred Stock or Notes, an additional approximately 171,000,000. The Company presently has 49,332 and 256,526 shares, respectively, of its Class B and B-1 Preferred Stock, and 99.5 shares of its Class E Preferred Stock outstanding. All the currently outstanding preferred stock can be converted into about 20,000,000 shares. No other class of Preferred Stock is outstanding at this time. In addition, the Company has $1,349,045 of convertible notes outstanding. The notes can be converted into a total of 134,904,500 pre-consolidation shares of common stock. Recently issued convertible debentures and warrants will require an additional approximately 67,000,000 pre-consolidation shares of common stock.

      If the consolidation is approved, the number of common shares described above will be reduced by 95% to about 5,000,000. The currently authorized number of shares will be excessive.

      The Board of Directors has concluded that a decrease in the number of authorized shares is necessary to reduce its franchise taxes while still providing sufficient shares to allow the Company to acquire others and provide for conversion of additional classes of preferred stock, warrants, or options. If approved, the decrease in authorized capital will still allow the Company to respond promptly and effectively to opportunities involving the issuance of shares of Common Stock.

      The  Company  is  continuously   evaluating  financing  opportunities  and
potential acquisitions that could result in the issuance of preferred or common stock or securities convertible into common stock.

      The vote of a majority of the holders of the Common and the Preferred Stock, voting as one group, is necessary to approve this change. The Messrs. DeCrescenzo, Ms. Lanzendoen, and Mr. Siegel have informed the Company that they will vote all the Common and Class B and B-1 and Class E Preferred shares under his control in favor of this item. These votes constitute more than a majority of the votes that may be cast by each class of stock and assures that it will be approved. If the change is approved at the Annual Meeting, the Company's Certificate of Incorporation shall be further amended to reflect the proposed number of shares.

Agenda Item 4     Approval  of  Amendments  to  the  Class  E  Preferred   Stock
Designation

      Each share of Class E Preferred Stock pays a dividend equal to sixteen (16%) percent of its liquidation value of $10,000 or $1,600 per year and is convertible into 83,333 pre consolidation shares. At their March meeting, the Directors proposed that the Class E holders agree to cancel their dividend rights, effective at the end of the second quarter of 2006, and that, in order to induce the holders of the Class E Preferred Stock to relinquish their dividends, their conversion right be changed into 1,000,000 pre-consolidation shares or 10,000 post-consolidation shares, depending on the approval of the consolidation.

      Please see the enclosed Annual Reports on Form 10-KSB for financial and other information relative to the Company. Please see "Financial Statements" on pages F- 2 through F-5 and "Management Discussion and Analysis of Results" on pages 15 through 21 in the Annual Report and "Independent Public Accountants" on page 15 of this Information Statement.

      This change would save the Company almost $160,000 in dividend expense each year and the issuance of over 14,300,000 shares of common stock for the 2005 dividends, but would increase the share of the current fully diluted equity of the Company from about four (4%) percent of the present common shares outstanding to about nineteen (19%) percent of the forecast equity after, among other things, all the transactions involving and required by Pearl are completed and the Convertible Notes and the Convertible Debentures are converted in accordance with their terms by 2007 and 2008. In the opinion of the Board, the dilution is a fair exchange for the savings arising from the termination of the dividends. The text of the revised declaration is attached as Exhibit G.

      This change must be approved by a majority of the holders of the Class E Preferred shares and the holders of the others classes voting as a group. The Messrs. DeCrescenzo, Ms. Lanzendoen, Mr. Siegel and Dr. Robin Smith have informed the Company that they will vote all the Common and Class B and B-1 and Class E Preferred shares under their control in favor of this item. These votes constitute more than a majority of the votes that may be cast by each class of stock and assures that it will be approved.

Agenda Item 5     Amendment of the 2002 Employee Stock Option Plan

      In November 4, 2002 the shareholders approved a stock option plan to encourage the Company's employees and key consultants to perform better by linking their interests to those of the stockholders through equity based incentives. This key aspect of the Company's compensation program is designed to attract, retain, and motivate the highly qualified individuals required by the knowledge focus of the Company's business plan. The 2002 Employee Stock Option Plan (the "Option Plan") meets both needs. All of the Company's employees are eligible to participate in the plan.

      The affirmative votes of a majority of the common and preferred shares who vote, voting as one class, are necessary to approve these changes. The Messrs. DeCrescenzo, Ms. Lanzendoen, Mr. Siegel and Dr. Robin Smith have informed the Company that they will vote all the Common and Class B and B-1 and Class E Preferred shares under their control in favor of this item.

      At the May 28, 2003 annual meeting, the shareholders approved expansion of the number of shares subject to grant under to Option Plan to 10,000,000. In addition, to simplify administration, the number of shares that the Stock Option Committee is authorized to issue to any Key Employee in any year was increased from 100,000 to 250,000. Finally, the references to IMX were changed to Dialog Group.

      At its March 2006 meeting, the Directors proposed to further amend the plan to reflect the changes necessary because of the proposed combination of the common stock and provide automatic grants to each outside director and each chair of a Board committee and the chair of the Designated Stock Option Committee. Subject to the approval of the proposed consolidation, the number of shares subject to the plan shall be reduced to 1,500,000 shares, the number in each automatic grant is ajusted to 25,000 post consolidation shares for 2006 and 20,000 each year thereafter for each outside director and 12,500 post consolidation shares for 2006 and 5,000 each year thereafter for each committee chair (these options become exercisable immediately), the maximum number of shares which the Designated Committee may award in any year is reduced to 75,000, and the maximum number of shares which the Designated Committee may award to any individual in any year is reduced to 25,000.

      The only aspect of the amendments to the Plan which affects the Company's directors and executive officers is the provision relating to the automatic grants. The following table shows the number of post consolidation shares which would be granted to or confirmed for each executive officer, the non-executive directors, and the Non-Executive Officer Employee Group on the date of each annual meeting. All shares are expressed in post-consolidation amounts.

                                        NEW PLAN BENEFITS
                                       from the amendments

                                2002 Employee Stock Option Plan
                                         2006 Amendments
                                -------------------------------

 Name  and Position                 Dollar Value                Number of Units
 Peter DeCrescenzo, CEO                 None                         None
 Vincent DeCrescenzo, COO               (1)                        25,000(2)
 Executive Group                        (1)                        25,000(2)
                                                                         -
 Non-Executive Director Group
                                        (1)                        87,500(3)
 Non-Executive Office Employee          (4)                          (4)
 Group

      (1) The dollar value of the option grants will only be known on the date of each annual meeting.
      (2) Assuming Vincent DeCrescenzo remains Chair of the Special Option Committee in 2006.
      (3) Assuming there are two outside directors and they chair the Audit, Compensation, and Corporate Governance and Nominations Committees.
      (4) Depends on action by the Compensation and Designated Option Committees after the approval of the plan amendments.

      Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common and Class B and B-1 Preferred Stock, casting one vote each, and the Class E Preferred Stock casting 83,333 votes each, all counted as a single group. The Messrs. DeCrescenzo, Ms. Lanzendoen, Mr. Siegel and Dr. Robin Smith have informed the Company that they will vote all the Common and Class B and B-1 and Class E Preferred shares under their control in favor of this item These votes constitute almost a majority of the votes that may be cast by all classes of stock on this question and assure that the Plan Amendment will be adopted.

      The amendment to the Option Plan changes the number of shares which may be subject to option from 10,000,000 to 1,000,000. This change is found in section 3 of the Option Plan. The change in administration is found in Section 5(a). The change in the number of shares which the Stock Option Committee may grant is found in section 5(c). The automatic grants for outside directors and committee chairs is found in section 7.3. A copy of the Option Plan, with these amendments indicated therein, is included in this Information Statement as Exhibit H and the description below is qualified in its entirety by reference to the Option Plan.

      Number of Options Authorized and Maximum Individual Participation - The Amendment to the Option Plan reduces the number of shares reserved, subject to the approval of the consolidation of the common stock, to 1,500,000 shares of the Company's Common Stock for the issuance of options under the Option Plan. The Option Committee may not grant more than 25,000 shares to any Key Employee in any fiscal year.

      The Option Plan Administration - The Compensation Committee of the Board of Directors will administer the Option Plan. The Committee may designate two of the Company's officers to administer the plan with respect to Key Employees who are not Officers or Directors of the Company. If no Committee is designated, the Board of Directors shall administer the Plan.

      Term and Amendment of the Option Plan - The Option Plan was effective as of January 31, 2002, and was approved by the Stockholders the 2002 Annual Meeting. Amendments were approved in 2003. No Options may be granted on or after January 31, 2012. The Board of Directors may suspend or terminate the Option Plan at any time and it shall terminate when all the shares reserved for options have been purchased. The Board may amend the Plan as its deems necessary and intends to make any amendments necessary to comply with changes in the Income Tax or Securities Laws of the United States or the State of its incorporation. The Amendment proposed herein is subject to ratification at this 2006 Annual Meeting.

      Stock Option Award - Stock options  awarded may be either  Qualified under
Section 442 of the Internal Revenue Code or are Non-Qualified because the fall outside Section 442's requirements. The options generally expire 10 years after the date of grant and are not all available for exercise immediately upon grant. The exercise price of the options may not be less than the fair market value on the date of grant. The Option Plan provides that the Committee for any reason, including complying with state and Federal securities laws, may restrict the transfer of Stock Options. The Stock Option Certificate utilized by the Committee restricts transfer of the Option and allows exercise after termination under limited circumstances.

      Adjustments - After the common stock consolidation proposed at this 2006 Annual Meeting, the number of shares reserved for the exercise of Options and, at all times, the number of shares for which an Option is outstanding shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of the Company, including, among other things, stock dividends and stock splits.

      Federal Income Tax Consequences - The granting of Qualified Stock Options or Nonqualified Stock Options does not result in immediate taxable income to the optionee.

      The exercise of a Qualified Stock Option will not result in taxable income to the optionee if the optionee does not dispose of the stock within two years of the date the option was granted and one year after the option is exercised. If these requirements are met, any gain realized by the optionee will be taxed as a long-term capital gain. The Company will not receive a tax deduction for the resulting gain. If these holding periods are not met, the option will be treated generally as a nonqualified Stock Option for tax purposes.

      The exercise of a Nonqualified Stock Option award will result in taxable income to the optionee. The amount by which the market price exceeds the exercise price would be taxable as ordinary income. Income tax obligations may be met either through cash payments at the time of exercise or through share withholding. At the discretion of the Committee, optionees may be allowed to elect to defer the receipt of the taxable shares resulting form the exercise. If this election is made, the optionee will be liable for the taxes on the full value of the shares plus any accumulated dividends at their value upon distribution. The Company will receive a tax deduction for the compensation that corresponds to the compensation gain.

Agenda Item 6     Other Matters

      Management knows of no other matters to be brought before the Annual Meeting, but if other matters properly come before the meeting, the votes cast as directed by the Messrs. DeCrescenzo, Ms. Lanzendoen, and Mr. Siegel. These votes constitute more than a majority of the votes that may be cast by all class of stock as a group.

Stockholder Proposals for the 2007 Annual Meeting

      Nominations for director and Stockholder proposals relating to the Company's 2006 Annual Meeting must be received by the Company at its principal executive offices, 257 Park Avenue South, New York, NY 10010, Attention:
President, no later than February 24th, 2007.

Expenses of Meeting

      The Company will bear the expenses in preparing, printing, and mailing the Information Statement and Annual Reports for FY 2004 and FY 2005 on Form 10-KSB to the stockholders. No proxies will be solicited by the Company's management in connection with this meeting. We are not asking you for a proxy and you are requested not to send us a proxy.

                                        By Order of the Board of Directors,

                                        /s/ Mark Alan Siegel
                                        Secretary of the Company

Dated: May 31, 2006